UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2014

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

40 Pequot Way, Canton, Massachusetts	02021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-302-4200

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On October 30, 2014, LoJack Corporation, or the Company, issued a press release setting forth the Company’s results of operations and financial condition for the period ended September 30, 2014. A copy of the Company’s press release is furnished as Exhibit 99.1. Concurrent with the issuance of the press release, an investor presentation was provided on the Company's website that accompanies the Company's conference call to discuss the results. A copy of the presentation is furnished as Exhibit 99.2.
Item 2.05 Costs Associated With Exit or Disposal Activities.
On October 30, 2014, the Company announced a plan to consolidate its Canadian operations to reduce costs and more closely align this business with its U.S. operations. As a result of this plan, the Company expects to incur a pre-tax charge of approximately $2.4 million in the fourth quarter of 2014, comprised of $2.0 million of severance and other employee-related costs and $0.4 million related to contractual lease obligations. The Company expects to complete the program during the second quarter of 2015. Substantially all of these charges will result in cash expenditures over the next nine fiscal quarters.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 30, 2014, the Company announced the hiring of Kenneth L. Dumas as Senior Vice President, Chief Financial Officer and Treasurer of the Company, effective as of November 10, 2014. In such capacity, Mr. Dumas will serve as the principal financial officer of the Company. Casey Delaney, who has been serving as Acting Chief Financial Officer, will continue in her positions as Vice President and Controller (and principal accounting officer) following Mr. Dumas’s appointment.
Prior to accepting this position with the Company, Mr. Dumas, 43, served as CFO and Treasurer at Chase Corp., a NYSE traded multinational manufacturing company producing specialty tapes, coatings and laminates for high reliability applications. Before becoming Chase’s CFO in 2007, Mr. Dumas served the company as Director of Finance and Corporate Controller. From 1993 to 2003 he worked for PricewaterhouseCoopers LLP, where he was Senior Manager in the firm’s Assurance Practice. A Certified Public Accountant, Dumas received a bachelor’s degree in accounting and finance from Boston College.
Mr. Dumas's annual base salary will be $280,000. Additionally, after 60 days of continuous employment, Mr. Dumas will receive a $50,000 sign-on bonus. Commencing with the fiscal year ending December 31, 2015, Mr. Dumas's annual target bonus opportunity will be 50% of his annual base salary, and will be based on Company performance, achievement of established goals and objectives, the terms of the Company's Short Term Incentive Plan as they exist at any given time, and individual job performance.
The Board of Directors also approved the grant of approximately $30,000 worth of non-qualified options to be issued on the date Mr. Dumas commences employment with the Company. Pursuant to the Plan, such options to purchase shares of Company common stock will vest in three equal annual increments and will have an exercise price equal to the fair market value of Company common stock on the date of grant. On the date he commences employment with the Company, Mr. Dumas will also be granted the quantity of shares of time based restricted stock pursuant to the Plan equivalent in value to approximately $20,000, which will vest 100% on the third anniversary of the date of issue.
In the event that the Company terminates the employment of Mr. Dumas other than for cause within the first twelve months of employment, the Company will pay him twelve months severance, calculated at the rate of his then current annualized base salary, and a prorated bonus payment calculated based on actual company performance.
The Company will enter into a double trigger change-in-control agreement with Mr. Dumas substantially in the form of the change-in-control agreement included as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2013, and incorporated herein by reference. Under this agreement, if Mr. Dumas’s employment is terminated within 12 months after a “change in control” (a) by the Company other than for cause, death or disability or (b) by Mr. Dumas, for “good reason”, the Company will provide Mr. Dumas with severance in an amount equal to 1.5 times the sum of (1) his base salary and (2) the highest of his target bonus for the current year or the actual bonus paid during either of the prior two years, as well as benefits under all employee medical, prescription drug and dental plans for up to 24 months following such termination, and all equity awards with time-based vesting will vest or become nonforfeitable. In addition, upon a change in control, any equity awards with performance-based vesting that are outstanding as of immediately prior to the change in control will automatically become fully vested and nonforfeitable, except to the extent otherwise set forth in the award agreement for such equity award.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1    Press Release, dated October 30, 2014.
99.2    Investor Presentation, dated October 30, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LoJack Corporation Registrant
Date:	October 30, 2014	By:	/s/ Casey Delaney
Casey Delaney
Vice President, Controller, Acting Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)